Press Release	Exhibit 99.1

AVIS BUDGET GROUP REPORTS RESULTS

FOR FOURTH QUARTER AND FULL YEAR 2007

•	Full-year revenue increased 5%, to a record $6.0 billion.

•	Generated full-year EBITDA of $409 million and pretax income of $198 million excluding separation and impairment costs.

•	Reported full-year pretax loss of $1.0 billion due to one-time non-cash goodwill impairment charge.

•	Projects revenue and earnings growth in 2008.

Parsippany, N.J., February 13, 2008 – Avis Budget Group, Inc. (NYSE: CAR) today reported results for its fourth quarter and full year, which ended December 31, 2007. Full-year revenue increased to a record $6.0 billion, and the Company’s pretax loss was $1.0 billion due to a non-cash goodwill impairment charge recorded in the fourth quarter. For the fourth quarter, revenue was $1.4 billion, an increase of 4% versus fourth quarter 2006, and the pretax loss was $1.2 billion. Excluding unusual items (separation-related expenses and the goodwill impairment charge), full-year EBITDA was $409 million and pretax income was $198 million, and fourth-quarter EBITDA was $86 million and pretax income was $36 million.

“In a challenging competitive environment, our results are a testament to our employees and their commitment to being cost-efficient while still delivering world-class service to our loyal customers,” said Avis Budget Group Chairman and Chief Executive Officer Ronald L. Nelson. “In the fourth quarter, although leisure pricing was below our expectations, we continued to execute on key strategic initiatives. Our Performance Excellence process improvement initiative, growth in ancillary revenues, and expansion of our off-airport business all provide a strong base for growth in 2008 and beyond.”

Executive Summary

Fourth Quarter Results

In the fourth quarter, our car rental revenues increased 6% year-over-year, driven primarily by a 3% increase in rental days and a 23% increase in ancillary revenues. Time and mileage revenue per day rates for our car rental operations were virtually unchanged versus fourth quarter 2006 as leisure pricing was challenged. Commercial time and mileage rates per day increased and we continued to achieve modest price increases on our commercial contract renewals.

Our car fleet costs increased 9% due to a 3% increase in our fleet to support volume growth, a 4% increase in our per-unit fleet costs and a 2% increase due to foreign exchange movements. Our disposition of risk cars progressed well, and our fleet costs benefited from longer hold periods. Other operating expenses, excluding fleet-related costs, declined 140 basis points to 50.5% of revenue, reflecting continued savings in maintenance and damage expenses and reduced self-insurance costs.

Truck rental revenue and EBITDA declined as the 2% increase in rental days, lower fleet costs and increased utilization were offset by price declines versus the prior year. The increase in rental days was driven by increased commercial rentals as our growth initiatives began to take hold, while local consumer and one-way rental volumes continued to experience softness as the housing market remained weak. Pricing declined across all sectors of our business, and the reduction in one-way rentals, which typically have a higher daily rate, magnified the decline in average daily rate.

In the fourth quarter, we recorded a $1.2 billion non-cash goodwill impairment charge ($1.1 billion after-tax) primarily due to the decline in market value of our stock price at year-end compared with book value. Our fourth quarter results also included $6 million of vehicle interest expenses related to the mark-to-market of derivatives which hedge our exposure to interest rates in 2008.

Full-Year Results

For the full year, our car rental revenues increased 8% versus the previous year, driven by a 4% increase in rental days and 17% growth in ancillary revenues. We achieved price increases in our commercial rentals while leisure pricing pressures were intense throughout much of the year. Our rental days increased due to domestic enplanement growth, our off-airport expansion initiatives and solid growth in our international operations. Our off-airport revenues increased 9%, to $820 million, and we opened 195 new locations during the year, bringing total off-airport locations to more than 1,500. Ancillary revenue growth was driven by Where2 GPS rentals, which contributed over $45 million in incremental revenue year-over-year, and increased customer recoveries of airport-mandated fees.

Our car fleet costs increased 11% year-over-year, reflecting industry-wide cost increases for model-year 2007 and 2008 cars, a 4% increase in our average fleet size to accommodate our rental day growth, a 6% increase in our per-unit fleet costs and a 1% increase due to foreign exchange movements. Other operating expenses, excluding fleet-related and separation-related costs, and selling, general and administrative costs declined to 50.5% and 10.5% of revenue, respectively, as we continue to focus on cost containment.

Business Segment Discussion

The following discussion of fourth quarter operating results focuses on revenue and EBITDA for each of our operating segments. Revenue and EBITDA are expressed in millions.

Domestic Car Rental

(Consisting of the Company’s U.S. Avis and Budget car rental operations)

	2007	2006	% change
Revenue	$1,069	$1,029	4%
EBITDA	$51	$52	(2)%

Revenue increased primarily due to a 3% increase in rental days and a 22% increase in ancillary revenues offset by a 2% reduction in time and mileage per day rates. EBITDA declined slightly as volume growth and cost savings, particularly in self-insurance and maintenance and damage costs, were offset by the impact of time and mileage per day rate declines and fleet cost increases year-over-year.

International Car Rental

(Consisting of the Company’s international Avis and Budget car rental operations)

	2007	2006	% change
Revenue	$224	$187	20%
EBITDA	$35	$25	40%

Revenue increased primarily due to a 14% increase in time and mileage per day rates, increased ancillary revenues and a 3% increase in rental days. Excluding the impact of foreign exchange, time and mileage per day rates decreased 1%. EBITDA increased year-over-year due to volume growth and cost savings, particularly in self-insurance and maintenance and damage costs.

Truck Rental

(Consisting of the Company’s Budget Truck rental business)

	2007	2006	% change
Revenue	$90	$101	(11%)
EBITDA	$2	$6	(67%)

Revenue decreased primarily due to a 16% decrease in time and mileage per day rates partially offset by a 2% increase in rental day volume. EBITDA decreased due to the revenue decline partially offset by cost-reduction efforts, decreased fleet costs and increased fleet utilization. EBITDA results for fourth-quarter 2006 include the impact of an $8 million restructuring charge.

Other Items

•

Share Repurchase Program – We announced on January 23 that our Board has authorized a share repurchase program of $50 million. To date, we have repurchased 1.4 million shares at an average price of $11.88 per share.

•

Domestic Vehicle Financing Facility – We have already received bank commitments totaling more than $800 million for a new 364-day vehicle-backed funding facility that will accommodate our peak 2008 funding needs. The facility is expected to close later this month and will carry borrowing spreads that are approximately one-half percentage point higher than our similar pre-existing facilities.

•	Newark Budget Licensee Acquisition – On January 29, 2008, we completed the previously announced acquisition of the Budget licensee operating at Newark Liberty International Airport.

•

Carey – Our fourth quarter results include our equity in the results of Carey International, the leading international provider of chauffeured ground transportation services. These results are included in the Corporate and Other segment and did not have a meaningful impact.

•

Separation Expenses – We incurred $2 million of expenses in fourth quarter 2007 for activities related to our 2006 separation into four independent companies, versus $38 million in fourth quarter 2006. Substantially all of these expenses were funded with cash left with Avis Budget Group at the time of the separation or cash received from Wyndham and Realogy for this purpose. We also recorded a $7 million separation-related credit for a reduction in tax refunds payable to Wyndham and Realogy. Excluding separation-related expenses and restructuring costs incurred in 2006, fourth quarter EBITDA was $86 million compared to pro forma EBITDA of $88 million in fourth quarter 2006.

•

Annual Stockholders Meeting – We have scheduled our 2008 Annual Meeting of Stockholders for June 5, 2008 in Tulsa, Oklahoma, which is the site of our largest contact center. Stockholders of record as of the close of business on April 10, 2008 will be entitled to vote at the annual meeting.

•

Stockholder Rights Plan – Our Board of Directors has determined that the Company will not ask shareholders to approve the continuation of its existing stockholder rights plan at the 2008 Annual Meeting, and therefore the existing rights plan will expire on the day of the annual meeting.

•	Discontinued Operations – In its reported results, the Company classifies as discontinued operations the results of its former Realogy, Travelport and Wyndham businesses for 2006.

Outlook

The Company projects that domestic enplanements, which are a principal determinant of on-airport rental volumes, will increase modestly in 2008 compared to 2007 amid a relatively weak macroeconomic environment in first half 2008. In addition, the Company expects that its domestic time and mileage revenue per rental day will increase and its domestic rental day volume will increase approximately 3-5% in 2008 compared to 2007. We expect incremental year-over-year revenue growth from Where2 GPS rentals and insurance replacement rentals.

Domestic fleet costs are expected to increase approximately 4-6% per vehicle in 2008 compared to 2007. For the 2008 model year, the Company expects the portion of its domestic fleet that is not subject to manufacturer repurchase agreements to increase to approximately 50%, from approximately 20% in model year 2007. In addition, the Company has intensified its efforts to reduce costs and enhance productivity through its Performance Excellence and other initiatives and expects the impact of these initiatives to exceed $40 million over the course of 2008.

Based on these expectations, the Company projects that its revenue, EBITDA and pretax income for full year 2008 will increase compared to 2007 revenue of $6.0 billion, EBITDA of $409 million and pretax income of $198 million, excluding unusual items.

Investor Conference Call

Avis Budget Group will host a conference call to discuss fourth quarter and full-year results on Thursday, February 14, 2008, at 9:00 a.m. (ET). Investors may access the call live at www.avisbudgetgroup.com or by dialing (210) 234-0038, and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at www.avisbudgetgroup.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on February 14, 2008 until 8:00 p.m. (ET) on February 21 at (402) 220-9826, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group (NYSE: CAR) is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is the largest general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions based on published airport statistics. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 30,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including all statements related to full year 2008, future fleet costs and cost-saving initiatives are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the high level of competition in the vehicle rental industry, greater than expected cost increases for new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, a downturn in airline passenger traffic, an occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, fluctuations related to the mark-to-market of derivatives which hedge our exposure to interest rates, our ability to close a new domestic vehicle financing facility and the Company’s ability to accurately estimate its future results and implement its strategy for growth. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 5 to this release.

Contacts
Media Contact:	Investor Contact:
John Barrows	David Crowther
973-496-7865	973-496-7277

# # #

Tables Follow

Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2007	2006	% Change	2007	2006	% Change
Income Statement Items
Including Goodwill Impairment
Net revenues	$1,386	$1,332	4%	$5,986	$5,689	5%
Loss before income taxes	(1,154)	(8)	*	(992)	(677)	*
Income (loss) from continuing operations	(1,045)	4	*	(947)	(451)	*
EPS from continuing operations (diluted)	(10.05)	0.04	*	(9.18)	(4.48)	*

Excluding Goodwill Impairment (non-GAAP) (A)
Net revenues	$1,386	$1,332	4%	$5,986	$5,689	5%
Income (loss) before income taxes	41	(8)	*	203	(677)	*
Income (loss) from continuing operations	28	4	*	126	(451)	*
EPS from continuing operations (diluted)	0.27	0.04	*	1.21	(4.48)	*

	As of
	December 31, 2007	December 31, 2006
Balance Sheet Items
Cash and cash equivalents (B)	$214	$172
Vehicles, net	7,474	7,049
Debt under vehicle programs	5,596	5,270
Corporate debt	1,797	1,842
Stockholders’ equity	1,465	2,443

Segment Results

	Three Months Ended December 31,			Year Ended December 31,
	2007	2006	% Change	2007	2006	% Change
Net Revenues
Domestic Car Rental	$1,069	$1,029	4%	$4,679	$4,395	6%
International Car Rental	224	187	20%	873	761	15%
Truck Rental	90	101	(11)%	416	472	(12)%
Corporate and Other	3	15	*	18	61	*

Total Company	$1,386	$1,332	4%	$5,986	$5,689	5%

EBITDA(C)
Domestic Car Rental	$51	$52	(2)%	$265	$214	24%
International Car Rental	35	25	40%	131	111	18%
Truck Rental	2	6	(67)%	17	45	(62)%
Corporate and Other (D)	3	(37)	*	1	(393)	*

Total Company	$91	$46	98%	$414	$(23)	*

Reconciliation of EBITDA to Loss before income taxes
Total Company EBITDA	$91	$46		$414	$(23)
Less: Non-vehicle related depreciation and amortization	19	25		84	105
Interest expense related to corporate debt, net (E)	31	29		127	549
Goodwill impairment (A)	1,195	—		1,195	—

Loss before income taxes	$(1,154)	$(8)	*	$(992)	$(677)	*

*	Not meaningful.
(A)	The Company recorded a charge of $1,195 million ($1,073 million, net of tax) for the impairment of goodwill during the three months ended December 31, 2007, primarily reflecting the decline in the market value of the Company's common stock compared to its book value. Domestic Car Rental recorded $786 million of the goodwill impairment, International Car Rental recorded $268 million and Truck Rental recorded $141 million.
(B)	The balance at December 31, 2007 includes $24 million of cash which will be utilized to pay separation-related expenses or will be distributed to Realogy and Wyndham.
(C)	See Table 5 for a description of EBITDA.
(D)	Corporate and Other includes separation-related credits of $6 million and $10 million during the three months and year ended December 31, 2007, respectively. For the three months and year ended December 31, 2006, Corporate and Other includes separation-related expenses of $37 million and $238 million, respectively, and includes amounts that were previously allocated to the Company's discontinued operations. The year ended December 31, 2007 amount includes a $14 million credit resulting from the recognition of receivables from Realogy and Wyndham for tax-related liabilities the Company recorded on January 1, 2007 in connection with the adoption of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes".
(E)	The year ended December 31, 2006 amount includes a $313 million charge related to the early extinguishment of Corporate debt.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues
Vehicle rental	$1,067	$1,051	$4,667	$4,519
Other	319	281	1,319	1,170

Net revenues	1,386	1,332	5,986	5,689

Expenses
Operating	702	684	3,033	2,887
Vehicle depreciation and lease charges, net	366	339	1,571	1,416
Selling, general and administrative	155	148	658	818
Vehicle interest, net	77	67	315	320
Non-vehicle related depreciation and amortization	19	25	84	105
Interest expense related to corporate debt, net:
Interest expense	31	29	127	236
Early extinguishment of debt	—	—	—	313
Separation costs, net (A)	(5)	38	(5)	261
Restructuring charges (B)	—	10	—	10
Goodwill impairment (C)	1,195	—	1,195	—

Total expenses	2,540	1,340	6,978	6,366

Loss before income taxes	(1,154)	(8)	(992)	(677)
Benefit for income taxes	(109)	(12)	(45)	(226)

Income (loss) from continuing operations	(1,045)	4	(947)	(451)
Income (loss) from discontinued operations, net of tax	1	—	(2)	478
Gain (loss) on disposal of discontinued operations, net of tax (D)	(12)	(1)	33	(1,957)

Income (loss) before cumulative effect of accounting changes	(1,056)	3	(916)	(1,930)
Cumulative effect of accounting changes, net of tax (E)	—	—	—	(64)

Net income (loss)	$(1,056)	$3	$(916)	$(1,994)

Earnings per share (F)
Basic
Income (loss) from continuing operations	$(10.05)	$0.04	$(9.18)	$(4.48)
Income (loss) from discontinued operations	0.01	—	(0.02)	4.75
Gain (loss) on disposal of discontinued operations	(0.12)	(0.02)	0.32	(19.46)
Cumulative effect of accounting changes	—	—	—	(0.63)

Net income (loss)	$(10.16)	$0.02	$(8.88)	$(19.82)

Diluted
Income (loss) from continuing operations	$(10.05)	$0.04	$(9.18)	$(4.48)
Income (loss) from discontinued operations	0.01	—	(0.02)	4.75
Gain (loss) on disposal of discontinued operations	(0.12)	(0.02)	0.32	(19.46)
Cumulative effect of accounting changes	—	—	—	(0.63)

Net income (loss)	$(10.16)	$0.02	$(8.88)	$(19.82)

Weighted average shares outstanding
Basic	104.0	101.1	103.1	100.6
Diluted	104.0	101.6	103.1	100.6

(A)	Represents costs we incurred in connection with the execution of the plan to separate Cendant into four independent companies. During fourth quarter 2007 and year ended December 31, 2007, we incurred net separation expenses (credits) of $(6) million and $(10) million, respectively, within Corporate and Other and $1 million and $5 million, respectively, within Domestic Car Rental. During fourth quarter 2006, we incurred $37 million and $1 million of separation expenses within Corporate and Other and Domestic Car Rental, respectively. For the year ended December 31, 2006 we incurred $238 million, $19 million, $1 million and $3 million of such costs within Corporate and Other, Domestic Car Rental, International Car Rental and Truck Rental, respectively. The year ended December 31, 2007 amount includes a $14 million credit resulting from the recognition of receivables from Realogy and Wyndham for tax-related liabilities the Company recorded on January 1, 2007 in connection with the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”
(B)	The 2006 amounts represent charges we incurred in connection with restructuring initiatives within our Truck Rental and Domestic Car Rental segments of $8 million and $2 million, respectively.
(C)	The Company recorded a charge of $1,195 million for the impairment of goodwill during the three months ended December 31, 2007, primarily reflecting the decline in the market value of the Company’s common stock compared to its book value.
(D)	The year ended December 31, 2007 amounts primarily represent a tax benefit realized as a result of certain elections made in connection with the Travelport disposition on the income tax returns filed during the third quarter and fourth quarter 2007.
(E)	Represents a non-cash charge to reflect the cumulative effect of adopting (i) Statement of Financial Accounting Standards (“SFAS”) No. 152, ‘‘Accounting for Real Estate Time-Sharing Transactions,’’ and American Institute of Certified Public Accountants’ Statement of Position No. 04-2, ‘‘Accounting for Real Estate Time-Sharing Transactions’’ on January 1, 2006, which resulted in a non-cash charge of $65 million, after tax, and (ii) SFAS No. 123R, ‘‘Share-Based Payment,’’ on January 1, 2006, which resulted in a non-cash credit of $1 million, after tax.
(F)	Weighted average shares outstanding for all periods reflect a one-for-ten reverse stock split, which became effective during third quarter 2006. Because the Company incurred a loss from continuing operations for the three months ended December 31, 2007 and years ended December 31, 2007 and 2006, all outstanding stock options, restricted stock units and warrants are anti-dilutive for such periods. Accordingly, basic and diluted weighted average shares outstanding are equal for the three months ended December 31, 2007 and years ended December 31, 2007 and 2006.

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Fourth Quarter			Year Ended December 31,
	2007	2006	% Change	2007	2006	% Change
CAR RENTAL

Domestic Car Rental Segment
Rental Days (000’s)	20,854	20,193	3%	92,631	89,444	4%
Time and Mileage Revenue per Day	$40.31	$41.31	(2)%	$40.06	$40.01	0%
Average Rental Fleet	309,122	301,194	3%	340,889	329,348	4%

International Car Rental Segment
Rental Days (000’s)	3,400	3,286	3%	14,241	13,803	3%
Time and Mileage Revenue per Day	$45.45	$40.00	14%	$43.54	$39.61	10%
Average Rental Fleet	54,703	52,462	4%	55,703	53,310	4%

Total Car Rental
Rental Days (000’s)	24,254	23,479	3%	106,872	103,247	4%
Time and Mileage Revenue per Day	$41.03	$41.13	(0)%	$40.52	$39.96	1%
Average Rental Fleet	363,825	353,656	3%	396,592	382,658	4%

TRUCK RENTAL SEGMENT
Rental Days (000’s)	1,086	1,069	2%	4,249	4,552	(7%)
Time and Mileage Revenue per Day	$66.33	$78.69	(16)%	$79.17	$86.28	(8%)
Average Rental Fleet	28,894	29,483	(2)%	28,728	30,495	(6%)

Rental days and time and mileage revenue per day are calculated based on the actual usage of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

Table 4

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

Year Ended December 31, 2007
Operating Activities
Net cash provided by operating activities exclusive of vehicle programs	$149
Net cash provided by operating activities of vehicle programs	1,565

Net cash provided by operating activities	1,714

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(161)
Net cash used in investing activities of vehicle programs	(1,756)

Net cash used in investing activities	(1,917)

Financing Activities
Net cash provided by financing activities exclusive of vehicle programs	4
Net cash provided by financing activities of vehicle programs	235

Net cash provided by financing activities	239

Effect of changes in exchange rates on cash and cash equivalents	6

Net increase in cash and cash equivalents	42
Cash and cash equivalents, beginning of period	172

Cash and cash equivalents, end of period	$214

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (*)

Year Ended December 31, 2007
Loss before income taxes	$(992)
Addback of non-cash, non-vehicle related depreciation and amortization	84
Addback of goodwill impairment	1,195
Working capital and other (A)	(95)
Capital expenditures	(94)
Tax payments, net of refunds	(13)
Vehicle programs and (gain) loss on vehicle sales	4

Free Cash Flow	89

Payments for acquisitions, net of cash acquired	(11)
Net issuance (repurchase) of common stock	50
Net borrowings (repayments)	(45)
Investments and other (B)	(41)

Net increase in cash and cash equivalents (per above)	$42

(*)	See Table 5 for a description of Free Cash Flow.
(A)	Working Capital and Other includes net separation-related cash outflows of $(39) million during 2007.
(B)	For the year ended December 31, 2007, Investments and other includes (i) our investment in Carey Holdings, Inc. for $60 million, (ii) the effects of exchange rates on cash and cash equivalents and (iii) other investing and financing activities.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Year Ended December 31, 2007
Free Cash Flow (per above)	$89
Cash (inflows) outflows included in Free Cash Flow but not reflected in
Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	1,756
Financing activities of vehicle programs	(235)
Capital expenditures	94
Proceeds received on asset sales	(23)
Change in restricted cash	18
Purchase of GPS navigational units	15

Net Cash Provided by Operating Activities (per above)	$1,714

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

EBITDA

The accompanying press release presents EBITDA for Avis Budget Group, Inc. (“ABGI”) and for Avis Budget Car Rental, LLC (“ABCR”), which represents income from continuing operations before non-vehicle related depreciation and amortization, any goodwill impairment charge, non-vehicle related interest (other than intercompany interest related to tax benefits and working capital advances) and income taxes. We believe that EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

EBITDA excluding separation-related expenses

The accompanying press release presents EBITDA excluding separation-related expenses, which excludes costs that were incurred in connection with the execution of the plan to separate Cendant (as we were formerly known) into four independent companies, which amounted to $(5) million and $38 million in fourth quarter 2007 and 2006, respectively. We believe that EBITDA excluding separation-related expenses is useful as a supplemental measure in evaluating the aggregate performance of the Company. We exclude separation-related expenses as such items are not representative of the results of operations of our core businesses at December 31, 2007. Additionally, management believes excluding such costs presents our EBITDA for the fourth quarter on a more comparable basis to the corresponding period in 2006, thereby providing greater transparency into the results of operations of our core businesses at December 31, 2007.

Reconciliation of Avis Budget Group, Inc. EBITDA excluding separation-related costs, net to Avis Budget Group, Inc. loss before income taxes:

	Fourth Quarter 2007	Year Ended December 31, 2007
Avis Budget Group, Inc. EBITDA excluding separation-related expenses	$86	$409
Less: Separation-related costs, net	(5)	(5)
Non-vehicle related depreciation and amortization	19	84
Interest expense related to corporate debt, net	31	127
Goodwill impairment	1,195	1,195

Avis Budget Group, Inc. loss before income taxes	$(1,154)	$(992)

A reconciliation of ABGI loss before income taxes to net loss can be found on Table 2.

Income before income taxes, excluding separation-related costs, net and goodwill impairment

The accompanying press release presents income before income taxes, excluding separation expenses (credits) and the goodwill impairment. Separation expenses (credits) were costs incurred in connection with the separation of Cendant (as we were formerly known) into four independent companies, and amounted to ($5) million and $38 million in the fourth quarter 2007 and 2006, respectively. The Company recorded a charge of $1,195 million for the impairment of goodwill during the fourth quarter 2007, primarily reflecting the decline in the market value of the Company’s common stock compared to its book value. Table 1 presents income (loss) before income taxes, income (loss) from continuing operations and EPS from continuing operations (diluted), excluding the goodwill impairment charge.

We believe that income before income taxes, excluding separation-related expenses (credits) and the goodwill impairment is useful as a supplemental measure in evaluating the aggregate performance of the Company. We exclude the separation-related expenses and goodwill impairment charge as such items are not representative of the results of operations of our business at December 31, 2007. Additionally, management believes excluding such costs presents our fourth quarter 2007 income before income taxes on a more comparable basis to the corresponding period in 2006, thereby providing greater transparency into the results of operations of the Company at December 31, 2007.

Reconciliation of Avis Budget Group, Inc. income before income taxes, excluding separation-related costs, net and goodwill impairment to loss before income taxes:

	Fourth Quarter 2007	Year Ended December 31, 2007
Avis Budget Group, Inc. income before income taxes, excluding separation-related expenses and goodwill impairment	$36	$198
Less: Separation-related costs, net	(5)	(5)
Goodwill impairment	1,195	1,195

Avis Budget Group, Inc. loss before income taxes	$(1,154)	$(992)

Reconciliation of Avis Budget Group, Inc. EPS from continuing operations, excluding goodwill impairment to EPS from continuing operations:

	Fourth Quarter 2007	Year Ended December 31, 2007
Income from continuing operations, excluding goodwill impairment (non-GAAP)	$28	$126

Adjustments:
Goodwill impairment charge, net of tax	(1,073)	(1,073)

Avis Budget Group, Inc. loss from continuing operations	$(1,045)	$(947)

Diluted weighted average shares used in EPS from continuing operations (diluted), excluding goodwill impairment	104.1	104.1

Adjustment (A)	(0.1)	(1.0)

Diluted weighted average shares outstanding	104.0	103.1

EPS from continuing operations (diluted), excluding goodwill impairment (non-GAAP)	$0.27	$1.21
EPS from continuing operations (diluted) (GAAP)	$(10.05)	$(9.18)

(A)	Represents all outstanding stock options, restricted stock units and warrants that are anti-dilutive for the quarter and year ended December 31, 2007 due to the loss from continuing operations. A reconciliation of loss from continuing operations to net loss for fourth quarter and year ended December 31, 2007 can be found on table 2.

Pro forma EBITDA

The accompanying press release presents pro forma EBITDA for the fourth quarter 2006. Pro forma EBITDA for such period comprises EBITDA for Avis Budget Car Rental, LLC and its subsidiaries, the companies that comprise our vehicle rental business adjusted as set forth below. Management believes that the assumptions used to derive the pro forma financial data are reasonable under the circumstances given the information available. We believe that this is a useful fourth quarter 2006 measure for comparability to 2007 actual results, due to the complexity and nature of the Cendant separation during the third quarter 2006.

Reconciliation of Avis Budget Car Rental, LLC pro forma EBITDA to Avis Budget Group, Inc. loss before income taxes:

Fourth Quarter 2006
Avis Budget Car Rental, LLC pro forma EBITDA	$88

Adjustments:
General corporate overhead (A)	3
Separation and restructuring costs (B)	11
Public company costs (C)	(9)

Total pro forma adjustments	5

Plus: Corporate and Other EBITDA	(37)
Less: Non-vehicle related depreciation and amortization	25
Interest expense related to corporate debt, net	29

Avis Budget Group, Inc. loss before income taxes	$(8)

(A)	Represents allocated general corporate overhead costs, which are replaced by stand-alone corporate costs.
(B)	Represents separation costs and restructuring charges, which amounted to $1 million and $10 million in the three months ended December 31, 2006, respectively, and $23 million and $10 million in the year ended December 31, 2006, respectively.
(C)	The 2006 amount represents estimated costs to operate as a stand-alone public company without Realogy, Wyndham and Travelport.

A reconciliation for fourth quarter 2006 of ABGI loss before income taxes to net income can be found on Table 2.

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to include the cash inflows and outflows relating to (i) capital expenditures and GPS navigational units, (ii) the investing and financing activities of our vehicle programs, (iii) asset sales and (iv) the change in restricted cash. We believe that Free Cash Flow is useful to management and the Company’s investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP (Net Cash Provided by Operating Activities) is presented in Table 4.